Exhibit 99.1

PRESS RELEASE

Radyne ComStream Announces Second Quarter EPS of $0.09

PHOENIX, AZ – July 31, 2003 — Radyne ComStream Inc. (Nasdaq: RADN; Warrants: RADNW), today reported net income of $1.4 million, or $0.09 per share on a diluted basis, for its fiscal second quarter ended June 30, 2003, compared to a net loss of $1.9 million, or $0.13 per share, for the second quarter of 2002. Net sales of $14.8 million for second quarter 2003 were off 7% compared to second quarter 2002 net sales of $15.9 million. Bookings were $11.6 million for the quarter resulting in a backlog of $10.6 million at June 30, 2003.

Earnings for second quarter 2003 benefited from gross profits of $6.6 million, 87% greater than the same quarter of 2002 due primarily to a shift in the sales mix to new, lower cost products introduced during the quarter and other higher margin products. Gross margins increased to 45% of net sales compared to 22% for the same quarter of 2002. Gross profits for second quarter 2003 also benefited from cost reductions resulting in lower operating overhead compared to second quarter 2002. Gross profits for second quarter 2002 were also negatively impacted by inventory and other write-downs. Operating expenses, which include approximately $385,000 in expenses related to the abandoned tender offer for Wegener Corporation, continue to decline as part of management’s focus on controlling costs.

“This quarter’s financial results were much improved as a result of our focused new product development and cost reduction efforts,” commented Bob Fitting, CEO. “Our introduction of new satellite products with the most features in the industry is providing higher margins while allowing us to win new business. Our New SE-4000 Digital TV Encoder will be introduced next quarter and is expected to allow us to increase our market share while having higher margins for video products.”

The strong second quarter earnings almost offset first quarter losses resulting in near breakeven earnings for the six months ended June 30, 2003 compared to a net loss of $6.5 million, or $0.43 per share, for the first six months of 2002, which includes a $4.3 million, or $0.28 per share, charge for cumulative effect of change in accounting principle. Net sales for the six months ended June 30, 2003 were $25.7 million, down 17% compared to net sales of $31.1 million for the same period in 2002.

Radyne ComStream will be conducting a conference call and webcast today at 2:00 p.m. EDT to comment on and answer any questions related to its second quarter 2003 financial results. The call is open to the public. The domestic dial in number is 1-800-374-2563 and the international dial in number is 706-643-1696. It will also be accessible via the Internet at www.radn.com and www.vcall.com. For those unable to participate at the designated time, a replay will be available at both of these locations.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. The company has offices in the U.S. located in Phoenix and San Diego, and internationally in Singapore, Beijing, Jakarta and London. The company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Rich Johnson, Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company’s expectation that the introduction of the SE-4000 Digital TV Encoder in the next quarter will allow the Company to increase its market share while creating higher margins for video products.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne ComStream’s results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation the Company’s failure to fully introduce the SE-4000 Digital TV Encoder in the next quarter or the failure of the Company’s customers to receive this product as the Company expects.

Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

•	A downturn in the evolving telecommunications and Internet industries.

•	Risk factors and cautionary statements made in Radyne ComStream’s Annual Report on Form 10-K for the period ended December 31, 2002.

•	The effect that acts of international terrorism may have on Radyne ComStream’s ability to ship products abroad.

•	Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

Financial Statements follow.

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Radyne ComStream Inc.
Condensed Consolidated Balance Sheets

	June 30, 2003	Dec. 31, 2002

Assets	Unaudited
Current assets:
Cash and cash equivalents	$20,627,679	$16,229,558
Accounts receivable — trade, net of allowance for doubtful accounts of $505,877, and $338,904, respectively	9,674,386	10,517,340
Inventories, net	8,703,856	10,654,601
Prepaid expenses and other assets	316,821	567,352
Deferred tax assets	2,552,549	2,552,549

Total current assets	41,875,291	40,521,400
Property and equipment, net	2,959,174	3,692,842
Deposits and other intangibles	176,716	192,530

	$45,011,181	$44,406,772

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of obligations under capital leases	$19,316	$37,808
Accounts payable, trade	2,254,616	1,880,207
Accrued expenses	3,900,798	3,899,676
Customer advance payments	877,924	707,398

Total current liabilities	7,052,654	6,525,089
Deferred rent	42,319	72,264
Obligations under capital leases, excluding current installments	10,610	19,861
Accrued stock option compensation	501,073	501,073

Total liabilities	7,606,656	7,118,287

Commitments and contingent liabilities
Stockholders’ equity:
Common stock; $.001 par value — authorized, 50,000,000 shares	15,408	15,309
Additional paid-in capital	51,090,450	50,921,603
Accumulated deficit	(13,701,333)	(13,625,485)
Accumulated other comprehensive loss	—	(22,942)

Total stockholders’ equity	37,404,525	37,288,485

	$45,011,181	$44,406,772

Radyne ComStream Inc.
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$14,791,878	$15,908,902	$25,671,780	$31,102,539
Cost of sales	8,160,339	12,354,897	15,374,376	21,479,868

Gross profit	6,631,539	3,554,005	10,297,404	9,622,671

Operating expenses:
Selling, general and administrative	3,701,856	3,698,545	7,153,253	7,277,211
Research and development	1,611,928	2,000,696	3,328,899	4,819,756

Total operating expenses	5,313,784	5,699,241	10,482,152	12,096,967

Earnings (loss) from operations	1,317,755	(2,145,236)	(184,748)	(2,474,296)
Other (income) expense:
Interest expense	9,275	8,179	17,587	21,486
Interest and other income	(63,830)	(248,163)	(126,487)	(286,443)

Earnings (loss) before income taxes and cumulative effect of change in accounting principle	1,372,310	(1,905,252)	(75,848)	(2,209,339)
Income taxes (benefit)	—	—	—	—

Net earnings (loss) before cumulative effect of change in accounting principle	1,372,310	(1,905,252)	(75,848)	(2,209,339)
Cumulative effect of change in accounting principle	—	—	—	4,281,205

Net earnings (loss)	$1,372,310	$(1,905,252)	$(75,848)	$(6,490,544)

Earnings (loss) per share:
Basic	$0.09	$(0.13)	$(0.00)	$(0.43)

Diluted	$0.09	$(0.13)	$(0.00)	$(0.43)

Weighted average number of common shares outstanding:
Basic	15,310,185	15,156,357	15,309,512	15,125,359

Diluted	15,310,185	15,156,357	15,309,512	15,125,359

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